News Release

For:	Methode Electronics, Inc.	Contact:Joey Iske
	7401 West Wilson Avenue	Director of Investor Relations
	Chicago, IL 60706	708-457-4060
jiske@methode.com

Methode Electronics Board Approves Dividend

CHICAGO – March 20, 2008 — Methode Electronics, Inc. (NYSE: MEI), announced its Board of Directors has declared a quarterly dividend of $0.05 per share to be paid on May 2, 2008 to common stockholders of record at the close of business on April 18, 2008.

About Methode Electronics

Methode Electronics, Inc. (NYSE: MEI) is a global manufacturer of component and subsystem devices with manufacturing, design and testing facilities in the United States, Malta, Mexico, United Kingdom, Germany, Czech Republic, China and Singapore. We design, manufacture and market devices employing electrical, electronic, wireless, sensing and optical technologies to control and convey signals through sensors, interconnections and controls. We manage our business on a segment basis, with those segments being Automotive, Interconnect, Power Distribution and Other. Our components are in the primary end markets of the automobile, computer, information processing and networking equipment, voice and data communication systems, consumer electronics, appliances, aerospace vehicles and industrial equipment industries. Further information can be found at Methode’s website at www.methode.com.